Exhibit (a)(1)(ix)

Scientific Games Exchange Offer Election Form July 19, 2011

Print Confirmation (Elect to Exchange) (Page 1 of 3)

Print Confirmation (Elect to Exchange) (Page 2 of 3)

Print Confirmation (Elect to Exchange) (Page 3 of 3)

# Scientific Games
# Exchange Offer
# Election Form

July 19, 2011

# Print Confirmation (Elect to Exchange)
## (Page 1 of 3)

SG SCIENTIFIC GAMES

***Scientific Games Stock Option Exchange Offer***

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**Print Confirmation**
**Sample John**
**Confirmation Number: testcase1-20110**
**Exchange Offer Print Elections**

You may make changes to your election at anytime prior to the Completion Date by logging back into the Stock Option Exchange Election Site and making new elections. The last election submitted prior to the Completion Date will be your final decision.

To exchange your Eligible Options by tendering them in the Exchange Offer, check the box "Exchange All Eligible Options" below. To withdraw your decision to exchange Eligible Options by tendering them, uncheck the box below. You may re-tender your Eligible Options by checking the box once again.

**Your Stock Options**

☑ Exchange All Eligible Options

| Grant Year | Grant Date | Exercise Price | Vested Options | Eligible Unvested Options | Vesting Date | Expiration Date | Exchange Ratio | New RSUs Granted in Exchange* | RSUs Vesting Date |
|---|---|---|---|---|---|---|---|---|---|
| 2004 | 07/30/2004 | $21.15 | 3,333 | 0 | 12/21/2010 | 07/30/2014 | 1.2:1 | 1,200 | 12/21/2014 |
| 2006 | 07/06/2006 | $30.01 | 20,052 | 7,448 | 12/21/2010 | 07/06/2016 | 1.4:1 | 1,750 | 12/21/2014 |
| 2008 | 03/03/2008 | $18.40 | 1,875 | 5,625 | 12/21/2010 | 03/03/2018 | 1.1:1 | 2,175 | 12/21/2014 |
| | | | | | | | Total: | 5,125 | |

* No fractional new RSUs will be granted. Any fractional RSUs resulting from application of the exchange ratio will be eliminated by rounding down to the nearest whole RSU. Rounding will apply separately to the new RSUs resulting from each separate vesting tranche of eligible options (that is, each portion of an eligible option grant that has a distinct vesting date), except that all previously vested options of a particular grant will be grouped together for purposes of applying the exchange ratio and rounding down to the nearest whole RSU. This column reflects the number of new RSUs that would be granted in the exchange after rounding down fractional RSUs.

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The table above is current as of July 19, 2011, and will not be updated to reflect changes to your eligible options that would result if eligible options expire or are terminated or forfeited before the completion date of the Exchange Offer, or if you cease to be employed or in service to Scientific Games before the completion date. Refer to the Offer to Exchange for more information.

By electing to exchange your eligible options by tendering them in the Exchange Offer, you are agreeing as follows:

1. I have received and read the Offer to Exchange dated July 19, 2011. I understand and agree to be bound by all the terms and conditions of the Exchange Offer as set forth in the Offer to Exchange.
2. I agree to be bound by my latest properly submitted election form as of 11:59 p.m. Eastern Daylight Time, on the completion date of the Exchange Offer.
3. I hereby sell, assign and transfer to Scientific Games all right, title and interest in and to the eligible options tendered as indicated in the table above and my checking the "Exchange All Eligible Options" box above. Scientific Games' acceptance of the eligible options tendered will constitute a binding agreement between Scientific Games and me.
4. I represent that I have full power and authority to tender the eligible options and that the eligible options I am tendering are not, and at the completion date of the Exchange Offer will not be, encumbered in any way.
5. I understand that when Scientific Games accepts my properly tendered eligible options, the eligible options and my option agreement(s) relating to the eligible options will be cancelled and rendered null and void and I, by tendering such eligible options, irrevocably release all of my rights with respect to such eligible options and such option agreement(s). I agree to surrender to Scientific Games any executed copy of an agreement evidencing an exchanged eligible option upon request by Scientific Games.
6. My election as reflected on this website election form together with the Offer to Exchange constitute my entire agreement with Scientific Games with respect to the Exchange Offer.
7. I have reviewed the page of this website titled *Calculator* and acknowledge that if the price of Scientific Games common stock increases after the date on which my exchanged eligible options are cancelled to a market level above the exercise price of my exchanged eligible options, my cancelled eligible options might have had a value upon exercise greater than the then value of the new RSUs I received in exchange for them.
8. I authorize Scientific Games to collect, use, transfer and share my personal information to the extent Scientific Games deems necessary to facilitate my participation in the Exchange Offer.
9. I will, upon request, promptly execute and/or deliver any additional documents deemed by Scientific Games to be necessary to complete the acceptance of the eligible options tendered and the issuance of new RSUs in exchange for the eligible options.
10. I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Scientific Games ("Scientific Games" includes Scientific Games' subsidiaries, as applicable) for any period, and that my employment or service can be terminated at any time by Scientific Games or by me, with or without cause or notice, in accordance with the terms of my employment with Scientific Games. I understand that participation in the Exchange Offer will not alter or affect any provision of my employment or service relationship with Scientific Games (other than to the extent that new RSUs replace eligible options, including any vesting and related terms of new RSUs set forth in the Offer to Exchange or the applicable Equity Award Notice - RSUs and Terms and Conditions of Equity Awards).
11. Scientific Games has advised me to consult with my own investment, tax and legal advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.
12. I understand that, as described in Section 15 of the Offer to Exchange, Scientific Games may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

The Exchange Offer expires at 11:59 p.m., Eastern Daylight Time, on Monday, August 15, 2011, unless extended by Scientific Games. You can change your decision until expiration of the Exchange Offer on the completion date, as the system will remain open virtually 24 hours a day until such time. Your election

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agreement between Scientific Games and me.

4. I represent that I have full power and authority to tender the eligible options and that the eligible options I am tendering are not, and at the completion date of the Exchange Offer will not be, encumbered in any way.
5. I understand that when Scientific Games accepts my properly tendered eligible options, the eligible options and my option agreement(s) relating to the eligible options will be cancelled and rendered null and void and I, by tendering such eligible options, irrevocably release all of my rights with respect to such eligible options and such option agreement(s). I agree to surrender to Scientific Games any executed copy of an agreement evidencing an exchanged eligible option upon request by Scientific Games.
6. My election as reflected on this website election form together with the Offer to Exchange constitute my entire agreement with Scientific Games with respect to the Exchange Offer.
7. I have reviewed the page of this website titled *Calculator* and acknowledge that if the price of Scientific Games common stock increases after the date on which my exchanged eligible options are cancelled to a market level above the exercise price of my exchanged eligible options, my cancelled eligible options might have had a value upon exercise greater than the then value of the new RSUs I received in exchange for them.
8. I authorize Scientific Games to collect, use, transfer and share my personal information to the extent Scientific Games deems necessary to facilitate my participation in the Exchange Offer.
9. I will, upon request, promptly execute and/or deliver any additional documents deemed by Scientific Games to be necessary to complete the acceptance of the eligible options tendered and the issuance of new RSUs in exchange for the eligible options.
10. I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Scientific Games ("Scientific Games" includes Scientific Games' subsidiaries, as applicable) for any period, and that my employment or service can be terminated at any time by Scientific Games or by me, with or without cause or notice, in accordance with the terms of my employment with Scientific Games. I understand that participation in the Exchange Offer will not alter or affect any provision of my employment or service relationship with Scientific Games (other than to the extent that new RSUs replace eligible options, including any vesting and related terms of new RSUs set forth in the Offer to Exchange or the applicable Equity Award Notice - RSUs and Terms and Conditions of Equity Awards).
11. Scientific Games has advised me to consult with my own investment, tax and legal advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.
12. I understand that, as described in Section 15 of the Offer to Exchange, Scientific Games may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the eligible options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

The Exchange Offer expires at 11:59 p.m., Eastern Daylight Time, on Monday, August 15, 2011, unless extended by Scientific Games. You can change your decision until expiration of the Exchange Offer on the completion date, as the system will remain open virtually 24 hours a day until such time. Your election outstanding as of 11:59 p.m. Eastern Daylight Time, on the completion date will be your final, recorded decision. If you do not make an election for all of your outstanding eligible options, they will not be exchanged and will remain outstanding.

***Please note that if you are an employee located in a work location outside of the United States, your election will not be valid unless you fax a signed and dated copy of the confirmation statement to (770) 664-3846 prior to the Completion Date.***

**Signature** ______________________________ **Date** ________________

Tuesday July 19, 2011, 12:02 AM